EXHIBIT 99(c)

                             POWER OF ATTORNEY



       KNOWN ALL MEN BY THESE PRESENTS that General Electric Company ("GE") constitutes and appoints each of Robert E. Healing and Eliza W. Fraser as its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and on behalf of GE and in GE's respective name, place and stead, in any and all capacities, to sign any Statements on Schedule 13D,
Schedule 14D, Form 3, Form 4 or Form 5 under the Securities Exchange Act of 1934, and any and all amendments to any thereof and other documents in connection therewith (including, without limitation, any joint filing agreement with respect to any Statement on Schedule 13D or 14D or amendment thereto) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as GE might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:   July 31, 1997

                                     GENERAL ELECTRIC COMPANY



                                     By: /s/ B.W. Heineman, Jr.
                                         ------------------------------------
                                         Name:  B.W. Heineman, Jr.
                                         Title: Senior Vice President,
                                                General Counsel and Secretary